Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2017, relating to the consolidated financial statements of Education Realty Trust, Inc. and subsidiaries (the “Trust”), and the effectiveness of the Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Education Realty Trust, Inc. and Education Realty Operating Partnership, L.P. for the year ended December 31, 2016.

/s/ Deloitte & Touche, LLP

Memphis, Tennessee

May 11, 2017